EXHIBIT 10.01

EMPLOYMENT AGREEMENT

AGREEMENT made this 10th day of October, 2000, by and between Medical Device Alliance, Inc., a Nevada corporation (hereinafter “Employer”) and Jeffrey J. Barber (hereinafter “Employee”).

WHEREAS, the Employer is currently under control of a court appointed receiver, George C. Swarts, (hereinafter “receiver”), pursuant to an order of the eighth judicial district court, dated June 30, 1999; and

WHEREAS, the Employee has been working for Employer since September 20, 1999, hired by the receiver, without a written employment contract and without receiving compensation on a consistent basis; and

WHEREAS, Employer desires to provide for Employee’s compensation for services since September 20, 1999, and to secure Employee’s future services as chief executive officer (hereinafter “CEO”) for such compensation and other benefits and under the terms and conditions set forth in this agreement; and

WHEREAS, Employee is willing to accept employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals, and mutual promises, covenants and conditions contained in this agreement, it is mutually agreed as follows:

1. Employment. The Employer employs Employee and Employee accepts employment as the chief executive officer upon the terms and conditions set forth in this agreement.

2. Term. Unless terminated earlier as provided herein, the term of this agreement shall commence as of September 20, 1999 (hereinafter “commencement date”), and end on September 19, 2001. This agreement shall automatically be extended for an additional two (2) year term (“extended term”), unless Employee is notified in writing no later than ninety (90) days prior to September 19, 2001, that the Employer does not wish to extend the term.

3. Compensation. The Employee shall receive as compensation for all services rendered since the commencement date an annual salary equal to $150,000 for the first year ending September 19, 2000. During the second year of this agreement, beginning on September 20, 2000, the Employee shall receive as compensation an annual salary equal to $220,000. During year three (3), if the agreement is extended, Employee shall receive as compensation an annual salary equal to $245,000. During year four (4), if the agreement is extended, Employee shall receive as compensation an annual salary equal to $270,000. The first year’s annual salary may be deferred until September 20, 2000, or discharge of the receiver, whichever is the first to occur. Beginning on August 20, 2000, Employee shall receive full medical, dental, optical and life insurance coverage under a policy mutually agreed up by the parties.

4. Bonuses. The Employee shall receive a bonus for his first year under the contract of twenty-five thousand (25,000) common share options at $2.00, to be issued and vest upon execution of this agreement. The second year’s bonus shall be twenty-five thousand (25,000) common share options at $2.00, to be issued upon execution of this agreement, and vest at September 20, 2001. The third year’s bonus shall be twenty-five thousand (25,000) common share options at $2.00, to be issued upon execution of this agreement, and vest at September 20, 2002. The fourth year’s bonus shall be twenty-five thousand (25,000) common share options at $2.00, to be issued upon execution of this agreement, and vest at September 20, 2003.

Employee shall receive an executive grant of twenty-five thousand (25,000) common share options at $2.00 (based on his work in re-establishing the Employer’s agreement with Misonix, stabilization of the Lysonix subsidiary and stabilization of MDA in general) to be issued and vest upon execution of this agreement.

All such options shall be governed by, and pursuant to, the terms and conditions of the Employer’s stock option plan now in effect.

All common share options issued hereinabove, shall vest upon termination of Employee without cause, or at September 20, 2001, if the term is not extended as provided in paragraph 3 above, or prior to any merger, sale or liquidation of the Employer.

5. Expenses. Employee shall be reimbursed by Employer only for amounts actually expended by Employee in the course of performing duties for the Employer where: (i) Employee has been authorized by the Employer to incur such expenses that are reasonably consistent with current established practices or policies as applied to Employee; or (ii) Employee tenders receipts or other documentation substantiating the amounts as required by the Employer.

6. Duties. The Employee shall exert his best efforts and devote substantially all of his time and attention to the Employer’s affairs. The Employee shall be in complete charge of the operation of the business of the Employer, and shall have full authority and responsibility, subject to the general direction of the receiver, or board of directors after the receiver’s discharge, for formulating policies and administering the Employer in all respects. His powers shall include the authority to hire and fire Employer personnel except for members of the board of directors who are also employees, and to retain consultants when he deems necessary to implement Employer policies.

7. Location. The primary offices for Employer are in Las Vegas, Nevada and Santa Barbara, California. If either office is moved, Employee shall receive a relocation package consistent with what is ordinary for CEO’s of companies similar in size to Employer’s. If the office primarily assigned to Employee by Employer is more than 20 miles from Employee’s residence, Employee shall receive an automobile allowance of $700.00 per month.

8. Disclosure of Information. The Employee acknowledges that the Employer possesses and continues to possess information that has been created, discovered, developed or otherwise become known to the Employer (including, without limitation, information created, discovered, developed or made known by Employee during the period of or arising out of Employee’s employment by the Employer, whether prior to or after the date hereof) or in which property rights have been assigned or otherwise conveyed to the Employer, (also including marketing plans and other business promotions, customer lists, method of doing business as the Employer may determine from time to time), (hereinafter “trade secrets”) which information has commercial value in the business in which the Employer is engaged.

The Employee shall not, during his employment or after his employment, disclose all or any part of these trade secrets to any person, firm, corporation, association or other entity for any reason or purpose. In the event of Employee’s breach or threatened breach of this paragraph, the Employer shall be entitled to a preliminary injunction restraining and enjoining Employee from disclosing all or any part of this information, and from rendering any services due any person, firm, corporation, association, or other entity to whom all or any part of such information has been, or has been threatened to be, disclosed. In addition to, or in lieu of the above, the Employer may pursue all other remedies available to the Employer for such breach or threatened breach including, the recovery of damages from the Employee.

9. Termination without cause. If the Employee is terminated for any reason, other than for cause as provided hereinafter, either during the original term or any extension thereof, he shall receive the following severance package: if terminated prior to September 20, 2001, an amount equal to one (1) year’s salary, benefits and expenses, at the Employees then current rate, and all common share options issued to Employee shall immediately vest; if terminated during the extended term, an amount equal to one (1) year’s salary, benefits and expenses, at the Employees then current rate, or the salary, benefits and expenses due for the remaining unexpired extended term of the agreement, whichever is greater.

The Employee may, without cause, terminate this agreement if he is reassigned, or the position defined as CEO of Employer (or its successor) is changed or diminished in a material way. Employee shall have the option, within ninety (90) days of such change, to resign and receive the severance package associated with termination without cause herein.

10. Termination for Cause. Notwithstanding any other provision of this agreement, Employer may immediately terminate the services of the Employee, for any one of the following reasons:

(a) intentional breach of fiduciary responsibility;

(b) employee dishonesty, including, but not limited to, embezzlement of company funds or receiving compensation from one of the company’s vendors for the company doing business with said vendor;

(c) violation of paragraph 8 above; or

(f) if Employee is convicted of, pleads guilty to, or otherwise is found guilty of, a felony.

If Employee is terminated for any of the reasons set forth in this paragraph, he shall receive only his accrued salary.

11. Death during employment. If the Employee dies during the term of employment, this agreement shall automatically terminate and the Employee estate shall only be entitled to Employee’s accrued salary that would otherwise be payable to the Employee.

12. Restrictive covenants.

(a) For a period of two (2) years after termination of his employment relationship with Employer for any reason, including expiration of this agreement, Employee shall not, directly or indirectly:

(i) own, manage, operate, control, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation, or control of any similar business type conducted by the Employer at the time this agreement terminates (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934 as amended); or

(ii) solicit any person who had been an officer, consultant or employee of the Employer at the time of such termination, to terminate such employment, accept employment with anyone other that Employer or its affiliates; or

(iii) cause or attempting to cause, any client, customer or supplier of Employer to terminate or materially reduce it business with the Employer.

(b) In the event of the Employee’s actual or threatened breach of this paragraph, Employer shall be entitled to a preliminary injunction restraining Employee from violating its provisions. Nothing in this agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such a breach or threatened breach including the recovery of damages from the Employee.

(c) The parties have attempted to limit the Employee’s right to compete only to the extent necessary to protect the Employer from unfair competition. Employee acknowledges that in the event his employment terminates for any reason, regardless of whether the termination is initiated by the Employer or Employee, he will be able to earn a livelihood without violating the foregoing restrictions, and his ability to earn a livelihood without violating such restrictions is a material condition of his employment with Employer.

13. Notices. Any notice required or desired to be given under this agreement shall be deemed given if in writing sent by certified mail to the Employee’s residence or the Employer’s principal office, as the case may be.

14. Waiver of breach. The Employer’s waiver of a breach of any provision of this agreement by the Employee shall not operate or be construed as waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

15. Assignment. The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this agreement. The Employer’s rights and obligations under this agreement shall inure to the benefit of and be binding upon the Employer’s successors and assigns.

16. Entire Agreement. This agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

16. Headings. Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

17. Governing Law. It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada. It is agreed that Clark County, Nevada, and the Eighth Judicial District Court, shall be the proper venue for any litigation filed regarding a dispute over, or the enforcement or, any of the terms of this agreement.

18. Effect of partial invalidity. The invalidity of any portion of this agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expunction of the invalid provision.

19. Independent Counsel. Employee understands that he has the right to seek review of this agreement by independent counsel of his choice and he acknowledges by signing this agreement that he is aware of this right, has taken adequate time to obtain such review, if desired, and has either waived or exercised said right as of the date of signing this agreement.

20. Attorney’s Fees. In the event that litigation is brought to interpret or enforce the terms of this agreement, the prevailing party shall be entitled to recover all of its costs and attorney’s fees incurred in connection therewith.

IN WITNESS WHEREOF, the parties have executed this agreement on the date above first written.

MEDICAL DEVICE ALLIANCE, INC.

By:	/s/ GEORGE C. SWARTS
George C. Swarts Its: Receiver

By:	/s/ JEFFREY J. BARBER
Jeffrey J. Barber